Exhibit A

AGREEMENT

The undersigned agree that this Amendment No. 1 to Schedule 13G dated February 14, 2022 relating to the Common Stock, par value $0.001 per share, of Assembly Biosciences, Inc. shall be filed on behalf of the undersigned.

Armistice Capital, LLC

By:	/s/ Steven Boyd
Steven Boyd

Managing Member

/s/ Steven Boyd
Steven Boyd